2006 AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE AND AGREEMENT
OF LIMITED PARTNERSHIP
OF VINTON/PARK SCHOOL APARTMENTS LIMITED PARTNERSHIP

This 2006 Amendment to the Amended and Restated Certificate and Agreement of Limited Partnership Agreement (the "Amendment") is made as of July 11, 2006 (the
"Effective Date"), by and among National Tax Credit Partners, L.P., a California limited partnership ("NTCP"), Roseland Redevelopment Corporation, a Nebraska corporation (the "Operating General Partner" or "Roseland"), National Tax Credit, Inc., a California corporation

("NTC, Inc."), and DES Properties, L.L.C., a Nebraska limited liability company ("DES" and together with NTCP, the Operating General Partner and NTC, Inc., any two or more as the context requires, collectively, the "Parties" and each, a "Party").

WITNESSETH:

WHEREAS, Vinton/Park School Apartments Limited Partnership (the "Partnership") was formed as a limited partnership under the Nebraska Uniform Limited Partnership Act and pursuant to a Certificate and Agreement of Limited Partnership, executed by Hassel Realty Company ("Hassel"), Roseland and David E. Slattery ("Slattery") on November 15, 1989, and filed with the Nebraska Secretary of State of November 27, 1989 (the `Original Certificate");

WHEREAS, pursuant to that certain Amended and Restated Certificate and Agreement of Limited Partnership, dated as of December 21, 1989 (the "Amended Partnership Agreement"), Slattery withdrew from the Partnership, (ii) NTCP and NTC, Inc. were admitted to the Partnership as the ninety-nine percent (99%) Limited Partner and the one-tenth of one percent (0.1%) Administrative General Partner, respectively, (iii) NTCP made certain capital contributions to the Partnership and (iv) Hassel retained a one-tenth of one percent (0.1%) interest in the Partnership and Roseland retained a eight-tenth's of one percent (0.8%) interest in the Partnership;

WHEREAS, as of December 31, 1989, Roseland, Slattery, NTCP, NTC, Inc., and Hassel executed a Second Amendment to the Certificate and Agreement of Limited Partnership of Vinton/Park School Apartments Limited Partnership, dated as of December 31, 1989 ("Second Amendment"), to reflect certain of the provisions of the Amended Partnership Agreement.

WHEREAS, on June 1, 1994, Hassel assigned its entire one-tenth of one percent (0.1%) interest in the Partnership to Roseland; and

WHEREAS, the Partners desire to amend (i) the Amended Partnership Agreement and (ii) the Original Certificate, as amended by the first Amendment to Certificate and Agreement of Limited Partnership Agreement, dated as of December 26, 1989, and the Second Amendment (collectively, the "Amended Certificate") .

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties, each intending to be legally bound hereby, agree as follows:

 1. Capitalized terms used herein have the same meanings as set forth in the Amended Partnership Agreement, unless specifically defined herein.

2.

 Upon the full execution of this Amendment (i) NTCP assigns all of its interest in the Partnership to Roseland, and (ii) Roseland will make a one-time payment to NTCP of $15,677.25 in consideration thereof.

3.

 Upon receipt in full of the payment described in paragraph 1, NTCP withdraws as a partner of the Partnership and Roseland is admitted into the Partnership as the substitute Limited Partner.

4.

Roseland approves its appointment as the substitute Limited Partner.

5.

 Upon the full execution of this Amendment (i) NTC, Inc. assigns all of its interest in the Partnership to DES, and DES will make a one-time payment to NTC, Inc. of $1.00 in consideration thereof.

6.

 Upon receipt in full of the payment described in paragraph 4, NTC, Inc., withdraws as a partner of the Partnership and DES is hereby admitted as the substitute Administrative General Partner.

7.

DES approves its appointment as the substitute Administrative General Partner.

8.

 Except as otherwise set forth in this Amendment, NTC, Inc., NTCP and all affiliates thereof waive all fees, loans or other amounts due to them by the Partnership or by Roseland except for any liabilities related to the recapture of tax credits by the IRS. Roseland shall continue to be responsible for the delivery of all tax credits guaranteed in the Amended Partnership Agreement.

9.

Notwithstanding the withdrawal of NTCP and NTC, Inc., Roseland acknowledges that from and after the Effective Date matters may arise that relate back to events that occurred prior to the Effective Date (for purposes of illustration and not limitation, audits by the IRS). Roseland agrees that as to such matters (i) Roseland shall conduct itself in a manner which is consistent with the obligations it had as Roseland immediately prior to the Effective Date and, accordingly, recognize all of the corresponding rights of NTCP and NTC, Inc., as if NTCP and NTC, Inc. had not withdrawn from the Partnership as provided in this Amendment and (ii) that nothing herein shall relieve Roseland from such pre-existing obligations. Without limiting the generality of the foregoing, Roseland shall:

(a)

file on behalf of the Partnership for the current Fiscal Year a United States Partnership Return of Income and such other tax returns and other documents from time to time as may be required by the federal government or by any state or any subdivision thereof within the time(s) prescribed by law for such filings; and

(b)

deliver to NTCP and NTC, Inc., within forty-five (45) days after the end of the current Fiscal Year such tax information, including, without limitation, a copy of Schedule K-1, as shall be reasonably necessary for inclusion by NTC, Inc., and NTCP in their federal income tax returns and required state income tax and other tax returns.

If Roseland shall fail, for any reason, to prepare and/or deliver to NTC, Inc., and NTCP any of returns or other information required by this paragraph 7, NTC, Inc., and NTCP shall have the right to cause such returns and other information prepared at the sole cost and expense of Roseland, plus an administrative fee payable to NTC, Inc. and NTCP in an amount equal to fifteen percent (15%) of the actual out-of-pocket costs incurred by NTC, Inc., NTCP to have such returns and information prepared. In furtherance of the foregoing, NTC, Inc., NTCP and their duly authorized representatives shall be given complete access to all of the Partnership's books of account for inspection and copying to the extent necessary for the preparation of such returns and information.

10.

Notwithstanding anything contained in this Agreement to the contrary, if there is a "Sale Transaction" and the "Gross Sales Proceeds" (as those terms are hereinafter defined) are greater than $865,000, the Partnership shall pay NTCP an amount equal to fifty percent (50%) of the "Net Sale Proceeds" (as that term is hereinafter defined). Notwithstanding anything contained is this Agreement to the contrary, unless otherwise agreed to in writing by NTCP, all such Net Sale Proceeds payable to NTCP shall be paid to NTCP by federal funds wired within two business days after the closing of the applicable Sale Transaction directly by the title company or escrow agent approved by NTCP. For purposes of this Amendment:

(a)

"Buyer" means any buyer or transferee of the Apartment Complex or any other party who acquires from Seller, directly or indirectly, legal or beneficial title to all or substantially all of the Apartment Complex.

(b)

"Gross Sale Proceeds" means the sum of (i) all cash receipts of "Seller" (as that term is hereinafter defined) arising from a Sale Transaction (including principal and interest received on a debt obligation received as consideration, in whole or in part, on a Sale Transaction) and (ii) the fair market value of any compensation or other property received by Seller in connection with such Sale Transaction, including, but not limited to, management rights and any consulting or other fees, and (iii) the fair market value of any property or other direct or indirect ownership interests in the Apartment Complex, including, without limitation, co-tenancy rights, retained by Seller.

(c)

"Net Sale Proceeds" means all Gross Sales Proceeds less the following: (i) such amounts of cash paid or to be paid by Seller in connection with or as an expense of such Sale Transaction (excluding brokers' commissions), which are customarily paid by sellers of projects similar to and in the geographic area of the Apartment Complex and which in the aggregate shall not exceed three percent (3%) of the Gross Sale Proceeds; (ii) brokers' commissions which in the aggregate shall not exceed five percent (5%) of the Gross Sale Proceeds; (iii) reserves as Seller determines to be reasonably necessary for any contingent or foreseeable liability or obligation of the Partnership; provided, however, that the balance of any such reserve remaining at such time as Seller shall reasonably determine that such reserve is no longer necessary shall be distributed in accordance with subparagraphs; and (iv) disbursements necessary for the payment of all debts and obligations of the Partnership (including, but not limited to, those debts and obligations owed to Partners and/or Affiliates in connection with legitimate Partnership activities).

(d)

"Sale Transaction" means a sale, transfer, exchange or other disposition of all or substantially all of the Apartment Complex within the three (3)-year period commencing on the Effective Date.

(e)

"Seller" means the Partnership, any Partner or any Affiliate, and/or any successor or assignee of the Partnership (or beneficial owner) which is controlled by Roseland or any Affiliate.

11.

This Amendment may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement.

12.

 The Partners shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Amendment.

13.

This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed the same instrument.

14.

Signatures sent by facsimile transmission shall be deemed original signatures for purposes of creating a binding agreement.

15.

 This Amendment may be amended only by a writing signed by all of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

Except as set forth above, all of the terms and provisions of the Amended Partnership Agreement and the Amended Certificate remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

NTCP:

NATIONAL CREDIT PARTNERS. L.P., a California limited partnership

By: National Partnership Investments Corp., a California corporation,

General Partner

By David R. Robertson

Its President and Chief Executive Officer

NTC, INC.:

NATIONAL TAX CREDIT, INC., a California corporation

By David R. Robertson

Its President and Chief Executive Officer

DES:

DES PROPERTIES, L.L.C.,

  /s/David E. Slattery

  Managing Member

a Nebraska limited liability company

ROSELAND

ROSELAND REDEVELOPMENT CORPORATION,

a Nebraska corporation,

/s/David E. Slattery

David E. Slattery Its President